Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR

OF 2011

Company Reports 21,000 Laboratory Developed Tests Performed in 2011

SAN DIEGO, Calif. – March 7, 2012 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $15.5 million and $55.9 million for the fourth quarter and full-year of 2011, respectively. Net loss was $22.2 million, or $0.22 per share, and $74.2 million, or $0.75 per share, for the fourth quarter and full-year, respectively.

“2011 was a pivotal year for Sequenom as the Sequenom Center for Molecular Medicine launched its cornerstone MaterniT21TM prenatal laboratory-developed test and advanced a number of other important programs,” said Harry F. Hixson, Chairman and CEO of Sequenom, Inc. “The positive uptake from the launch of the MaterniT21 LDT and increasing early volumes for testing services since has set the tone for our expected growth and expansion during 2012.”

Fourth Quarter 2011 Performance

Fourth quarter revenues of $15.5 million in 2011 increased 13% over revenues of $13.8 million for the comparable period in 2010. Fourth quarter 2011 revenues from the genetic analysis operating segment were essentially flat year-over-year, while revenues from the Sequenom Center for Molecular Medicine (Sequenom CMM) diagnostics services operating segment grew more than 130% in the fourth quarter of 2011 from the prior year period.

Gross margin for the fourth quarter of 2011 was 46% as compared to gross margin of 62% for the fourth quarter of 2010. This difference reflects the increased costs associated with the nationwide launch of the MaterniT21TM LDT during the fourth quarter, in October of 2011.

Total operating expenses for the fourth quarter of 2011 were $29.0 million, as compared to total operating expenses of $30.7 million for the fourth quarter of 2010. Research and development expenses increased $2.6 million to $13.1 million for the fourth quarter of 2011, a change associated primarily with higher labor costs and an increase in consumables associated with additional T21 clinical studies. Selling and marketing expenses increased by $1.1 million to $9.1 million for the fourth quarter of 2011, resulting primarily from higher labor costs associated with the expansion of the Sequenom CMM sales force and the CLIA laboratory. Total stock-based compensation expense was $2.8 million for the fourth quarter of 2011, consistent with the $2.8 million in stock-based compensation recorded for the fourth quarter of 2010.

“Our 2011 year end results are demonstrative of our commitment to delivering on the priorities set early in the year. We met the major goals of our strategic plan, managing costs while establishing the groundwork for continued commercial expansion,” said Paul V. Maier, Sequenom’s CFO. “We have set new goals and are focusing on accelerating our growth and expansion in a number of important areas to maintain this positive trajectory in 2012. As a result of our recent financing, we are well capitalized to implement our expansion plans.”

Full-Year 2011 Performance

The Company reported revenues of $55.9 million for the full-year 2011, an increase of 18% compared to revenues of $47.5 million for the full-year 2010. The Company will continue to account for product revenue from our diagnostic testing services on a cash basis until further experience is gained and additional internal and third party controls are established that will allow a reasonable estimate of collectable amounts to be made before moving to the accrual method of accounting.

Net loss for the full-year 2011 was $74.2 million or $0.75 per share, as compared to net loss of $120.8 million, or $1.69 per share for 2010.

Gross margin for the full-year 2011 was 58% of revenues, decreasing 2% as compared to gross margin for the full-year 2010. Gross margin for the full-year 2011 reflects a change in the mix of product sales from the genetic analysis operating segment, and an increased proportion of diagnostic revenues at lower margins.

Total operating expenses for the full-year 2011 were $106.9 million, as compared to total expenses of $149.5 million for 2010. This reduction was primarily the result of a decrease in litigation settlement expense of $55.4 million during 2010, which did not recur in 2011.

Research and development expenses increased to $53.6 million for the full-year 2011 from $43.4 million in 2010. The incremental expense is related primarily to higher labor costs associated with the expansion of the Sequenom CMM CLIA laboratory and development activities related to the launch of the MaterniT21 LDT in the fourth quarter of 2011. Selling and marketing expenses increased by $2.7 million to $31.1 million for the full-year 2011, due primarily to higher labor costs associated with the expansion of the prenatal and retinal specialty sales forces. Total stock-based compensation expense was $12.1 million for the full-year 2011, an increase from the $11.5 million recorded during the full-year 2010.

As of December 31, 2011, the Company’s total cash, cash equivalents and marketable securities were $84.2 million. Net cash used in operating activities was $51.3 million for the full-year 2011, while purchases of capital equipment for the same period totaled $16.2 million, funded primarily through utilization of the Company’s credit facility. In January of 2012, the Company completed an offering of 14.95 million shares of common stock, the net proceeds of which contributed to an increase in cash balances of $58.5 million in the first quarter of 2012 to be used for general corporate purposes.

Operational Update

Sequenom CMM launched its noninvasive proprietary MaterniT21 LDT in the fourth quarter of 2011 and began marketing testing services to physicians in the United States. A clinical validation study leading to the introduction of the MaterniT21 LDT was published in the journal Genetics in Medicine which demonstrated high accuracy, detecting nearly all (99.1%) positive cases of fetal trisomy 21 with a very low false positive rate.

Most recently, Sequenom CMM announced the publication of an independent multi-center study on Sequenom CMM’s MaterniT21 LDT, demonstrating that it can detect fetal trisomy 21, 18 and 13 with high accuracy from a maternal blood sample. The Company expanded the application of the MaterniT21 test to include the detection of trisomies 18 and 13 in addition to trisomy 21, rebranding it under the name MaterniT21TM PLUS.

Approximately 1,000 patient samples had been received by Sequenom CMM for testing in its MaterniT21 LDT by year-end 2011. A total of approximately 7,500 patient samples were received in the first two months of 2012, of which approximately 2,500 were for MaterniT21 and MaterniT21 PLUS LDTs. The current MaterniT21 PLUS sample volume trend equates to a run rate in excess of 20,000 tests annually, more than doubling the run rate at year-end 2011, a rate that we expect to increase with the further expansion of our sales force.

Over 21,000 total prenatal and retinal tests were billed during the full-year 2011. Test volumes continue to grow on a weekly basis as Sequenom CMM works toward reaching its goal of billing a minimum of 25,000 MaterniT21 PLUS LDTs in 2012.

Due to the initial adoption and growing commercial interest in the MaterniT21 PLUS LDT, Sequenom CMM expanded its prenatal sales force as planned. During the first quarter of 2012, Sequenom CMM added 23 new prenatal sales representatives and three additional AMD sales representatives, bringing the total to more than 50 diagnostic sales representatives actively selling in all 50 states in the U.S.

Conference Call Information

A conference call will take place today, March 7, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) hosted by Chairman and CEO Harry F. Hixson, Jr., Ph.D., and other members of senior management. To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom Fourth Quarter and Full-Year 2011 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through Thursday, March 15, 2012. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10010487.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Wednesday, April 4, 2012.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® , MaterniT21™ and MaterniT21™ PLUS are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) has two CAP accredited and CLIA-certified molecular diagnostics reference laboratories dedicated to the development and commercialization of laboratory developed tests for prenatal and eye conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory testing services.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expected growth and expansion during 2012, new goals, the Company’s focus on accelerating growth and expansion in a number of important areas to maintain a positive trajectory for 2012, expansion plans, the Company’s expectations and timing regarding a move from a cash basis to an accrual method of accounting, expectations regarding an increase in MaterniT21 PLUS sales volumes, annualized run rates, and weekly growth, goals including Sequenom CMM’s goal of billing a minimum of 25,000 MaterniT21 PLUS laboratory developed tests in 2012, growing commercial interest in the MaterniT21 PLUS laboratory developed test, the Company’s commitment to improving healthcare through revolutionary genetic analysis solutions, and Sequenom CMM’s dedication to the development and commercialization of laboratory developed tests for prenatal and eye conditions and diseases, and changing the landscape in genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use by customers of products such as the MaterniT21 PLUS LDT, reliance upon the collaborative efforts of other parties, the Company’s financial position, its ability to position itself for product launches and growth and develop and commercialize new technologies and products, particularly newer technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended December 31,		For the years ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues:
Genetic analysis product sales and services	$12,659	$12,534	$47,588	$44,905
Diagnostic services	2,825	1,219	8,319	2,554

Total revenues	15,484	13,753	55,907	47,459

Costs and expenses:
Cost of genetic analysis product sales and services and diagnostics services	8,417	5,174	23,314	18,996

Gross Margin	7,067	8,579	32,593	28,463

Research and development	13,074	10,506	53,585	43,431
Selling and marketing	9,073	7,978	31,087	28,387
General and administrative	6,848	5,694	22,185	22,280
Litigation settlement, net	—	6,536	—	55,384

Total operating expenses	28,995	30,714	106,857	149,482

Loss from operations	(21,928)	(22,135)	(74,264)	(121,019)
Other (loss) income, net	(207)	(2)	202	165

Loss before income taxes	(22,135)	(22,137)	(74,062)	(120,854)
Income tax (expense) benefit	(42)	115	(95)	10

Net loss	(22,177)	(22,022)	(74,157)	(120,844)

Net loss per share, basic and diluted	$(0.22)	$(0.27)	$(0.75)	$(1.69)

Weighted average shares outstanding, basic and diluted	99,325	80,777	99,143	71,697

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for par value and share information)

	December 31, 2011	December 31, 2010
	(audited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$84,216	$135,480
Restricted cash	66	1,404
Accounts receivable, net	6,972	6,911
Inventories	8,729	5,605
Prepaid expenses and other assets	3,533	2,387

Total current assets	103,516	151,787
Equipment and leasehold improvements, net	19,629	11,038
Other assets	12,402	11,454

Total assets	$135,547	$174,279

Liabilities and Stockholders’ Equity:
Accounts payable	$8,435	$5,958
Accrued expenses and other current liabilities	16,530	9,947
Deferred revenue	2,137	2,624
Long-term debt and obligations, current portion	1,902	938

Total current liabilities	29,004	19,467
Long-term liabilities	15,155	4,080
Stockholders’ equity	91,388	150,732

Total liabilities and stockholders’ equity	$135,547	$174,279

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